Exhibit 99.1

CONOLOG REPORTS RESULTS FOR THE
SIX MONTHS ENDED January 31, 2009
-Revenues at a five year high -

Somerville, NJ – March 17, 2009: Conolog Corporation (NASDAQ: CNLGD) announced today the results for the six months ended January 31, 2009.

          Product revenues for the six months ended January 31, 2009 totaled $945,640 representing an increase of 81% from the $522,727 reported for the same six month period last year. The Company attributes this to increased orders.

          Product Cost (Material and Direct Labor) for the six ended January 31, 2009 totaled $234,363 or 25% of Product revenues, a net reduction of 13% from the previous year. The Company attributes this improvement to continued use of improved assembly standards under ISO-9000.

          Gross Profit for the six months ended January 31, 2009 amounted to $711,277 or 75%, a direct result of increased sales this fiscal year.

          Selling, general and administrative expenses for the six months ended January 31, 2009 amounted to $1,133,547, a 50% reduction or $1,055,443 from the same period last year.

          Non-cash non-operating expenses for the six-month period amounted to $543,459 which included induced conversion cost; amortization of deferred debenture discount and debenture costs.

          As a result of the above, the Company reported a net loss from operations of ($665,924) compared to a loss of ($4,177,068) or a per share loss of ($.21) compared to a ($3.36) per share loss for the six months ended January 31, 2009 and 2008, respectively.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and assembles electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division is a provider of a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

CONOLOG CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

ASSETS	January 31, 2009 (Unaudited)	July 31, 2008 (Audited)

Current Assets:
Cash and cash equivalents	$728,668	$680,647
Certificate of deposit	—	600,182
Accounts receivable, net of allowance	298,261	360,846
Prepaid expenses	374,835	26,477
Current portion of note receivable	14,864	14,864
Inventory	1,087,055	850,507
Other current assets	551,937	568,529

Total Current Assets	3,055,620	3,102,052

Property and equipment:
Machinery and equipment	1,357,053	1,357,053
Furniture and fixtures	429,765	429,765
Automobiles	34,097	34,097
Computer software	209,380	209,380
Leasehold improvements	30,265	30,265

Total property and equipment	2,060,560	2,060,560
Less: accumulated depreciation	(1,955,725)	(1,951,725)

Net Property and Equipment	104,835	108,835

Other Assets:
Deferred financing fees, net of amortization	59,006	295,030
Note receivable, net of current portion	73,062	80,495

Total Other Assets	132,068	375,525

TOTAL ASSETS	$3,292,523	$3,586,412

CONOLOG CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets, Continued

LIABILITIES AND STOCKHOLDERS’ EQUITY	January 31, 2009 (Unaudited)	July 31, 2008 (Audited)

Current Liabilities:
Accounts payable	$188,304	$165,601
Accrued expenses	—	61,957
Current convertible debenture, net of discount	575,485	824,853

Total Current Liabilities	763,789	1,052,411

Total Liabilities	763,789	1,052,411

Stockholders’ Equity
Preferred stock, par value $.50; Series A; 4% cumulative; 500,000 shares authorized; 155,000 shares issued and outstanding at January 31, 2009 and July 31, 2008, respectively.	77,500	77,500
Preferred stock, par value $.50; Series B; $.90 cumulative; 2,000,000 shares authorized; 1,197 shares issued and outstanding at January 31, 2009 and July 31, 2008, respectively.	597	597
Common stock, par value $0.01; 30,000,000 shares authorized; 2,882,215 and 2,787,469 shares issued and outstanding at January 31, 2009 and July 31, 2008 respectively including 9 shares held in treasury.	28,823	27,875
Contributed capital	50,039,403	50,003,695
Accumulated deficit	(47,485,855)	(46,819,932)
Treasury shares at cost	(131,734)	(131,734)
Deferred compensation	—	(604,110)
Prepaid consulting	—	(19,890)

Total Stockholders’ Equity	2,528,734	2,534,001

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,292,523	$3,586,412

CONOLOG CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended January 31,		For the Six Months Ended January 31,
	2009	2008	2009	2008

OPERATING REVENUES
Product revenue	$488,959	$338,174	$945,640	$522,727

Cost of product revenue
Materials and Labor used in production	130,331	93,453	234,363	196,602
Write down of obsolete inventory parts	—	—	—	100,000

Total Cost of product revenue	130,331	93,453	234,363	296,602

Gross Profit (Loss) from Operations	358,628	244,721	711,277	226,125

Selling, general and administrative expenses	614,403	1,316,604	1,133,547	2,188,990

Loss Before Other Income (Expenses)	(255,775)	(1,071,883)	(422,270)	(1,962,865)

OTHER INCOME (EXPENSES)
Interest expense	(14,140)	(11,313)	(69,274)	(11,351)
Interest income	2,483	32,293	13,812	48,907
Induced conversion cost	(25,406)	—	(205,911)	(944,362)
Write off of discount on converted debt	—	—	—	(705,088)
Amortization of deferred loan discount	(50,762)	(141,016)	(101,524)	(349,939)
Amortization of deferred loan cost	(118,012)	(126,185)	(236,024)	(252,370)

Total Other Income (Expense)	(205,837)	(246,221)	(598,921)	(2,214,203)

Loss before provision for income taxes	(461,612)	(1,318,104)	(1,021,191)	(4,177,068)
Provision for income taxes	(355,267)	—	(355,267)	—

NET LOSS APPLICABLE TO COMMON SHARES	$(106,345)	$(1,318,104)	$(665,924)	$(4,177,068)

NET LOSS PER BASIC AND DILUTED COMMON SHARE	$(0.03)	$(0.92)	$(0.21)	$(3.36)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	3,127,079	1,427,076 *	3,123,736	1,241,363 *

* Represents retroactive application of 1:4 reverse stock split.